NEWS

For Immediate Release

Globalstar Announces the Retirement of Anthony J. (“Tony”) Navarra, President Space Operations

Covington, LA (August 21, 2014) – Globalstar, Inc. (NYSE MKT: GSAT), today announced that Tony Navarra will be retiring after more than 20 years with Globalstar. Tony’s retirement will become effective on October 2, 2014 and he will continue as a consultant for one year thereafter. His responsibilities and management duties will be divided between the current directors of satellite operations and satellite engineering, reporting to the CEO.
Tony has had a celebrated career in the satellite industry, including with the U.S. Army specializing in presidential satellite communications, in the satellite divisions of Magnavox, TRW, and beginning in 1986 with Loral, one of the founding partners of Globalstar. During his tenure, Tony has at various times managed the operating network, product design and development, government and international sales, installation of the ground stations and launching and operating Globalstar’s first and second generation constellations. He was one of the company’s first employees and has served in numerous capacities over his years with Globalstar.

“Tony has been a fixture at Globalstar. From the very beginning, he has been a part of the leadership team that made Globalstar a pioneer in the satellite industry; he and his colleagues defined the very architecture and implementation of our network. He led groups that recently completed Globalstar’s $1 billion second generation constellation, positioning the company to remain an industry leader for many years to come,” said Jay Monroe, Chairman and CEO. “We have relied on Tony for more than two decades. He has graciously agreed to stay through October 2 to transition his day-to-day responsibilities and, as importantly, will remain with us for the next year as a consultant. Tony has built an exceedingly strong team in satellite engineering and operations, and all of us at Globalstar wish him the very best in his retirement.”
“I am proud and feel privileged to have been part of the birth and rebirth of Globalstar, and I look forward to my new role and the company’s continued success,” Mr. Navarra said.
About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services. Globalstar offers these services to commercial and recreational users in more than 120 countries around the world. The company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Globalstar customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.

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